Exhibit 5.1

July 11, 2008

Perficient, Inc.
1120 S. Capital of Texas Highway
Building 3, Suite 220
Austin, Texas  78746

Ladies and Gentlemen:

We acted as counsel to Perficient, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), with the Securities and Exchange Commission with respect to 4,250,000 shares of the Company’s common stock, $0.001 par value (the “Primary Common Stock”).

Before rendering this opinion, we have examined such certificates, instruments and documents, reviewed such questions of law and made such other investigations as we considered necessary or appropriate for the purposes of this opinion.

In making our examination, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters, and (ii) certificates representing the shares of Primary Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefore (not less than the par value of the Primary Common Stock) provided for therein, the shares of Primary Common Stock will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	2801 Via Fortuna, Suite 100 Austin, TX 78746-7568 Tel 512.542.8400 Fax 512.542.8612 www.velaw.com

Perficient, Inc.  July 11, 2008  Page 2

America.  We express no opinion as to, and for the purposes of the opinion set forth herein we have conducted no investigation of, any other laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission issued hereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.